Exhibit 99.1

              Elder-Beerman Reports July Sales Increase


    DAYTON, Ohio--(BUSINESS WIRE)--Aug. 7, 2003--Comparable store sales for The Elder-Beerman Stores Corp. (Nasdaq:EBSC) increased 2.1 percent for the four weeks ended August 2, 2003 compared to the four weeks ended August 3, 2002. Total store sales increased 0.1 percent to $36.3 million versus the same period last year. The best performing businesses in July were ladies' moderate, better and special size sportswear, shoes and the entire home store.
    For the second quarter ended August 2, 2003, comparable store sales increased 1.6 percent compared to the second quarter ended August 3, 2002. Total store sales decreased 0.8 percent to $132.6 million versus the same period last year.
    For the year to date ended August 2, 2003, comparable store sales decreased by 3.2 percent for the 26 week period versus the same period last year. Total store sales decreased 4.1 percent to $263.6 million versus last year.
    The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 68 stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania. For more information about the company see Elder-Beerman's web site at www.elder-beerman.com.


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(dollars in millions)                         JULY SALES(a)
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                                                     Total  Comparable
                                                     Sales     Sales
     (unaudited)                      2003   2002   Change(b)Change(b)
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   The Elder-Beerman Stores Corp.     $36.3  $36.3      0.1%      2.1%
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(dollars in millions)                   SECOND QUARTER SALES(a)
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                                                     Total  Comparable
                                                     Sales     Sales
     (unaudited)                     2003    2002   Change(b)Change(b)
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  The Elder-Beerman Stores Corp.    $132.6  $133.6    (0.8%)      1.6%
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(dollars in millions)                    YEAR TO DATE SALES(a)
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                                                     Total  Comparable
                                                     Sales     Sales
     (unaudited)                     2003    2002   Change(b)Change(b)
----------------------------------------------------------------------

  The Elder-Beerman Stores Corp.    $263.6  $274.7    (4.1%)    (3.2%)
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(a) All sales figures exclude leased department sales.

(b) Percentages may not correspond to the actual sales figures due to rounding of sales figures.


    CONTACT: The Elder-Beerman Stores Corp.
             Edward Tomechko, 937/296-2683
             Gloria Siegler, 937/296-7339